Exhibit 99.1

FXCM to move to NASDAQ

New York—September 13, 2016 – FXCM Inc. (Stock Ticker: FXCM) today announced that it is transferring its stock exchange listing to The NASDAQ Global Market. The last day of trading on The New York Stock Exchange, will be Friday September 23, 2016. FXCM shares will begin trading as a NASDAQ-listed security on the following trading day, Monday, September 26, 2016, and will continue to trade under the symbol FXCM.

“At this time we feel moving our shares to NASDAQ is the right decision for our business,” said Drew Niv, CEO of FXCM. “We recognize all that the New York Stock Exchange has done for us over the last few years, and we look forward to our shares trading on NASDAQ.”

About Us:

FXCM Inc. (Stock Ticker: FXCM) is a publicly traded company which owns 50.1% of FXCM Group, LLC (FXCM Group).

FXCM Group is a holding company of Forex Capital Markets LLC, (FXCM US), Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited, (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively "FXCM"]. FXCM Group is owned and operated by FXCM Inc. (Stock Ticker: FXCM) and Leucadia National Corporation (NYSE:LUK). Leucadia National Corporation is a multi-billion dollar diversified holding company engaged through its consolidated subsidiaries in a variety of businesses.

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company’s mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides free news and market research through DailyFX.com. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Contacts

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications and Investor Relations

jsales@fxcm.com